Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 10, 2024, with respect to the consolidated financial statements of SomaLogic, Inc. included in the Registration Statement (Form S-3) and related Prospectus of Standard BioTools Inc. for the registration of 105,116,628 shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

June 18, 2024